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                                  INFORTE CORP.

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                              SPECIAL SUPPLEMENT TO
                                OFFER TO EXCHANGE
                                  STOCK OPTIONS
                          FOR CASH OR RESTRICTED STOCK

                     UNITED KINGDOM INCOME TAX CONSEQUENCES

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                                 March 11, 2005

         This Special Supplement dated March 11, 2005, amends and supplements the Inforte Corp. Offer to Exchange Options for Cash or Restricted Stock, dated February 9, 2005, as amended by Amendment No. 1, filed on February 24, 2005, and as amended by Amendment No. 2, filed on March 11, 2005 (the "Offer to Exchange"), by amending and supplementing the disclosures in:

                1. Section 9 of the Offer to Exchange, entitled "Material Income Tax Consequences."

         You should read this Special Supplement together with the Offer to Exchange.

Material Income Tax Consequences
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         In order to clarify the tax treatment of the Offer, Section 9 of the
Offer to Exchange, entitled "Material Income Tax Consequences" is amended and supplemented to include the following:

o        "BRIEF NOTE ON THE U.K. TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER

         WE RECOMMEND THAT YOU OBTAIN INDEPENDENT TAX ADVICE IN RELATION TO YOUR OWN PERSONAL TAX CIRCUMSTANCES. THIS NOTE CANNOT REPLACE SUCH ADVICE AND IS MERELY INTENDED TO BE A GUIDE.

(a)      Cash Cancellation

         If you accept the cash offer in exchange for canceling your Options, the amount of cash payable to you will be subject to income tax and national insurance contributions ("NICs") in the normal way. You will receive the net amount through payroll and we will account for the tax and NICs directly to the Inland Revenue.

(b)      Exercise Of Your Options

         If you just decide to exercise your Options in the normal course, then the general position will be that you will be subject to income tax and NICs on the gain that you make on exercise. This will be the difference between the market value of the shares that you receive and the strike price that you pay. This is the case even if you hold approved Options; by changing the terms of your Options so that you can exercise early, the Options will lose their approved status.

         You will have to pay us an amount equal to the income tax and NICs before we are obliged to transfer the shares to you.

         If you have an approved Option that you can exercise to any extent and it has been more than three years from the date of grant, you may still attract income tax and NICs relief on exercise but probably only if you do this before the Offer expiration.

         Furthermore, if you do receive any compensatory stock, the value of this stock will be subject to income tax and NICs at that time. You will be advised of this at the time.

(c)      Exchange of Options for Restricted Stock

         We expect there to be a charge to income tax and NICs on the cancellation of options / restricted stock award as there is a risk that the Inland Revenue will take the view that the cancellation of the Options and the award of restricted stock are connected and therefore the value of the restricted stock would be taxed on award.

         As the stock will have restrictions, the Company can argue with the Inland Revenue that the tax and NIC should not be calculated on the full value of the grant. We will seek to have a discount applied to the value of the stock to reflect this reduction in value but this cannot be pre-agreed with the Inland Revenue and will require a meeting with them after the date of the award.

         If a discount is applied to the value of the stock for this purpose then tax and NIC will only need to be paid on the discounted value. However, the remainder of the taxes will need to be paid when the restrictions end and you are no longer at risk of forfeiture and can sell your shares freely.

         You must provide the company with sufficient funds to pay the tax and NIC due on award of the grant and then also on the balance outstanding when the restrictions are lifted. You will also be potentially liable to any Capital Gains Tax on any future increase in the value of the stock."





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